Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces Fourth Quarter and Fiscal Year 2006 Financial Results
Reports Record Fourth Quarter Net Sales of $90.7 Million, up 23.9%
Delivers Q4 Diluted EPS of $0.35, an Increase of 20.7%
Achieves Record Revenue of $251.6 Million in Fiscal Year 2006
2006 Non-GAAP Free Cash Flow of $38.6 Million Increases 27.8% Year Over Year
Board of Directors Promotes Diane Irvine to President
SEATTLE, February 12, 2007 — Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its fourth quarter and fiscal year ended December 31, 2006.
Fourth Quarter 2006 Financial Highlights:
Blue Nile reported fourth quarter net sales of $90.7 million, compared to net sales of $73.2 million in the fourth quarter of 2005, an increase of 23.9%. Net income in the fourth quarter was $0.35 per diluted share, compared to $0.29 per diluted share in the prior year. Effective with its fiscal year 2006, the Company adopted the accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004) “Share-Based Payment” (SFAS 123R), related to expensing stock-based compensation, which had the effect of reducing net income by $0.04 per diluted share in the fourth quarter of 2006.
Non-GAAP free cash flow for the quarter increased 28.0% to $47.1 million, compared to $36.8 million in the prior year. Net cash provided by operating activities for the quarter ended December 31, 2006 increased 27.5% to $47.3 million, from $37.1 million in the prior year.
The Company repurchased approximately $3.2 million, or 92,000 shares, of its common stock during the quarter.
Fiscal Year 2006 Financial Highlights:
Blue Nile reported net sales for the fiscal year ended December 31, 2006 of $251.6 million, compared to net sales of $203.2 million in the year ended January 1, 2006, an increase of 23.8%. Net income for the year ended December 31, 2006 increased to $0.76 per diluted share from $0.71 per diluted share in the year ended January 1, 2006. The adoption of SFAS 123R had the effect of reducing net income by $0.14 per diluted share for the year ended December 31, 2006.
Non-GAAP free cash flow for the year ended December 31, 2006 increased 27.8% to $38.6 million, compared to $30.2 million in the prior year. Net cash provided by operating activities for the year ended December 31, 2006 was $40.5 million, compared to $31.3 million in the prior year, an increase of 29.6%.

The Company repurchased approximately $57.4 million, or 1.8 million shares, of its common stock during the year. Since February 2005, the Company has repurchased 2,351,518 shares of its common stock, or 13.2% of shares outstanding. The Company may purchase up to an additional $93.2 million of its common stock under its existing stock repurchase program.
Mark Vadon, Chief Executive Officer, said, “Blue Nile had an excellent fourth quarter, posting results that balance strong growth and profitability. By delivering an exceptional experience for our customers, we generated sales growth of 23.9%. Due to our disciplined cost management, this increase in sales yielded superb profit margins.
“In 2006, Blue Nile delivered impressive financial results while improving its strategic positioning. We increased our share of the U.S. diamond engagement ring market, expanded our business into other types of fine jewelry, and continued to build our international business. We accomplished all of this while generating strong profitability and cash flow. Entering 2007, we are well positioned to fulfill the long-term potential of our business model.”
Blue Nile announced today that its Board of Directors has promoted Diane Irvine to President. Ms. Irvine will be responsible for the Company’s day-to-day operations and will continue to hold the position of Chief Financial Officer until her successor is named. Mr. Vadon, in his role as Chairman and Chief Executive Officer, will remain focused on the strategic direction and growth initiatives of the business that will enhance shareholder value over the long term.
Mr. Vadon said, “I am thrilled to announce that Diane will be our President. Diane has been my partner at Blue Nile for the past seven years as we have built Blue Nile into the leading online retailer of fine jewelry. She shares my passion for and dedication to building Blue Nile into an iconic consumer business. Together we will lead the Company into its next phase of growth.”
Diane Irvine, President and Chief Financial Officer, added, “When I joined Blue Nile, I was optimistic about the Company’s ability to capture a significant opportunity. Today, I believe Blue Nile’s prospects are brighter than ever, and I share the dedication of our outstanding team to fulfill the long-term potential of our business.”
Other Financial Highlights
•	Cash and marketable securities totaled $98.4 million at December 31, 2006.

•	Gross profit for the fourth quarter of 2006 was $18.7 million, compared to $16.1 million in the fourth quarter of 2005, an increase of 16.0%. Gross profit as a percentage of net sales was 20.6% in the fourth quarter of 2006 compared to 22.0% in the fourth quarter of 2005.

•	Stock-based compensation expense totaled $1.2 million in the fourth quarter of 2006, of which $1.1 million was incremental expense related to the adoption of SFAS 123R. Of the $1.2 million stock-based compensation expense recognized in the fourth quarter, $27,000 was included in cost of sales.

•	Selling, general and administrative expense for the fourth quarter of 2006 was $10.6 million, compared to $8.6 million in the fourth quarter of 2005. This increase reflects additional stock-based compensation expense due to the implementation of SFAS 123R, the increase in net sales for the quarter, increased marketing expenses and increased payroll and related costs.

•	As a percentage of net sales, selling, general and administrative expenses were 11.7% in the fourth quarter, compared to 11.8% in the fourth quarter of 2005. Non-GAAP selling, general and administrative expenses as a percentage of net sales were 10.4% in the fourth quarter, compared to 11.8% in the fourth quarter of 2005. (See calculation of Non-GAAP selling, general and administrative expenses in the section titled “Non-GAAP Financial Measures” of this press release.)

•	The Company’s effective tax rate for the quarter was 35.5%, compared to 36.0% for the fourth quarter of 2005. The Company’s effective tax rate for fiscal year 2006 was 34.6%, compared to 36.0% for fiscal year 2005.

•	Capital expenditures in the fourth quarter of 2006 totaled $218,000, compared to $327,000 in the fourth quarter of 2005.
Financial Guidance
The Company provides for the first time financial guidance for the first quarter and fiscal year 2007. The following forward-looking statements reflect Blue Nile’s expectations as of February 12, 2007. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the first quarter 2007 (Quarter Ending April 1, 2007):
•	Net sales are expected to be between $61.0 million and $63.0 million.
•	Net income is expected to be in a range of $0.14 to $0.15 per diluted share. The estimated net income per diluted share includes the estimated impact of stock compensation expense of approximately $0.05 per diluted share.
•	The effective tax rate for the quarter is expected to be approximately 35.4%.
Expectations for fiscal year 2007 (Year Ending December 30, 2007):
•	Net sales are expected to be between $290.0 million and $300.0 million.
•	Net income is expected to be in a range of $0.80 to $0.85 per diluted share. The estimated net income per diluted share includes the estimated impact of stock compensation expense of approximately $0.24 per diluted share.
•	The effective tax rate for the year is expected to be approximately 35.4%.
•	Capital expenditures are expected to be approximately $4.0 million. Capital expenditures for the year include an estimated $1.8 million related to the expansion of the Company’s fulfillment center.

Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarters ended April 2, 2006, July 2, 2006 and October 1, 2006 and our Annual Report on Form 10-K for the year ended January 1, 2006. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, which we expect to file with the Securities and Exchange Commission on or before March 16, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2006 financial results on February 12, 2007 at 5:00 p.m. ET/2:00 p.m. PT. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP free cash flow, non-GAAP net income and non-GAAP selling, general and administrative expenses as a percentage of net sales as measures of certain components of financial performance. Blue Nile defines non-GAAP free cash flow as net cash provided by operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile defines non-GAAP net income as GAAP net income excluding SFAS 123R stock-based compensation expense and the related income tax effect. Blue Nile defines non-GAAP selling, general and administrative expenses as a percentage of net sales as GAAP selling, general and administrative expenses excluding SFAS 123R stock-based compensation expense divided by GAAP net sales. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity. Blue Nile believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	December 31, 2006	January 1, 2006
Net cash provided by operating activities	$47,280	$37,091
Purchases of fixed assets, including internal- use software and website development	(218)	(327)

Non-GAAP free cash flow	$47,062	$36,764

	Year ended	Year ended
	December 31, 2006	January 1, 2006
Net cash provided by operating activities	$40,518	$31,272
Purchases of fixed assets, including internal- use software and website development	(1,908)	(1,072)

Non-GAAP free cash flow	$38,610	$30,200

Effective January 2, 2006, the Company adopted the provisions of SFAS 123R using the modified prospective transition method for all stock options issued after becoming a public company. SFAS 123R requires measurement of compensation cost for all options granted at fair value on the date of grant and recognition of compensation expense over the service period for those options expected to vest. Options granted prior to March 11, 2004 (the date on which the Company was considered to be a public company for accounting purposes) have been accounted for using the prospective transition method, which requires that those options continue to be accounted for under APB 25. Prior period financial statements are not required to be revised to reflect these changes.
Prior to January 2, 2006, the Company accounted for its employee compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25, and related interpretations including Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25.” Under APB 25, compensation expense was recognized for the difference between the fair value of our stock on the date of grant and the exercise price.
Blue Nile’s management believes that non-GAAP net income, defined as GAAP net income excluding the impact of recording stock-based compensation expense in accordance with SFAS 123R and the related tax effect, provides meaningful supplemental information regarding the Company’s operating performance and facilitates comparisons to prior periods. Management is providing the tables below because management believes they provide useful information to investors regarding the Company’s results of operations by separately identifying the impact of recording stock-based compensation expense in accordance with SFAS 123R.
The application of SFAS 123R had the following effect on reported amounts for the fourth quarter of 2006 relative to the amounts that would have been recorded under the recognition and measurement provisions of APB 25 (in thousands, except per share amounts):

	Quarter ended December 31, 2006
	Using previous
	accounting (APB 25)	SFAS 123R
	(non-GAAP)	adjustments	As reported
Net sales	$90,729	$—	$90,729
Cost of sales	71,999	25	72,024

Gross profit	18,730	(25)	18,705
Selling, general and administrative expenses	9,422	1,153	10,575

Operating income	9,308	(1,178)	8,130
Other income (expense), net:
Interest income	787	—	787
Other income	(1)	—	(1)

Total other income (expense), net	786	—	786

Income before income taxes	10,094	(1,178)	8,916
Income tax expense	3,581	(418)	3,163

Net income	$6,513	$(760)	$5,753

Basic net income per share	$0.41	$(0.05)	$0.36

Diluted net income per share	$0.39	$(0.04)	$0.35

Shares used for computation:
Basic	16,011	—	16,011
Diluted	16,761	(88)	16,673

The application of SFAS 123R had the following effect on reported amounts for the year ended December 31, 2006 relative to the amounts that would have been recorded under the recognition and measurement provisions of APB 25 (in thousands, except per share amounts):

	Year ended December 31, 2006
	Using previous
	accounting (APB 25)	SFAS 123R
	(non-GAAP)	adjustments	As reported
Net sales	$251,587	$—	$251,587
Cost of sales	200,659	75	200,734

Gross profit	50,928	(75)	50,853
Selling, general and administrative expenses	30,297	3,999	34,296

Operating income	20,631	(4,074)	16,557
Other income (expense), net:
Interest income	3,323	—	3,323
Other income	100	—	100

Total other income (expense), net	3,423	—	3,423

Income before income taxes	24,054	(4,074)	19,980
Income tax expense	8,362	(1,446)	6,916

Net income	$15,692	$(2,628)	$13,064

Basic net income per share	$0.95	$(0.16)	$0.79

Diluted net income per share	$0.90	$(0.14)	$0.76

Shares used for computation:
Basic	16,563	—	16,563
Diluted	17,342	(64)	17,278

Blue Nile’s management believes that non-GAAP selling, general and administrative expenses as a percentage of net sales, defined as GAAP selling, general and administrative expenses excluding SFAS 123R stock-based compensation expense divided by GAAP net sales provides meaningful supplemental information regarding the Company’s operating performance and facilitates comparisons to prior periods.
The schedule below reflects the calculation of non-GAAP selling, general and administrative expenses as a percentage of net sales and provides a reconciliation of selling, general and administrative expenses, excluding SFAS 123R stock-based compensation expense used for the calculation to the comparable GAAP measure of selling, general and administrative expenses as reported in our consolidated statement of operations (in thousands):

	Quarter ended		Year ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006

Net sales	$90,729	$73,231	$251,587	$203,169

Selling, general and administrative expenses	10,575	8,637	34,296	26,993
Less: SFAS 123R stock-based compensation	(1,153)	—	(3,999)	—

Non-GAAP selling, general and administrative expenses	$9,422	$8,637	$30,297	$26,993

Selling, general and administrative expenses as a percentage of net sales	11.7%	11.8%	13.6%	13.3%

Non-GAAP selling, general and administrative expenses as a percentage of net sales	10.4%	11.8%	12.0%	13.3%
About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq National Market under the symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	January 1,
	2006	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$78,540	$71,921
Restricted cash	117	119
Marketable securities	19,767	42,748

Total cash and marketable securities	98,424	114,788
Trade accounts receivable	1,484	1,567
Other accounts receivable	156	310
Inventories	14,616	11,764
Deferred income taxes	598	3,223
Prepaids and other current assets	740	844

Total current assets	116,018	132,496
Property and equipment, net	3,391	3,261
Intangible assets, net	319	352
Deferred income taxes	2,016	1,819
Other assets	93	77

Total assets	$121,837	$138,005

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$66,625	$50,157
Accrued liabilities	7,454	5,262
Current portion of deferred rent	197	208

Total current liabilities	74,276	55,627
Deferred rent, less current portion	666	863
Commitments and contingencies
Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	115,751	106,341
Deferred compensation	(180)	(480)
Accumulated other comprehensive (loss) income	(2)	5
Retained earnings (accumulated deficit)	6,702	(6,362)
Treasury stock	(75,395)	(18,008)

Total stockholders’ equity	46,895	81,515

Total liabilities and stockholders’ equity	$121,837	$138,005

Note: The balance sheet at January 1, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006

Net sales	$90,729	$73,231	$251,587	$203,169
Cost of sales	72,024	57,111	200,734	158,127

Gross profit	18,705	16,120	50,853	45,042

Selling, general and administrative expenses	10,575	8,637	34,296	26,993

Operating income	8,130	7,483	16,557	18,049

Other income (expense), net:
Interest income	787	776	3,323	2,499
Other income (expense)	(1)	5	100	5

Total other income (expense), net	786	781	3,423	2,504

Income before income taxes	8,916	8,264	19,980	20,553
Income tax expense	3,163	2,975	6,916	7,400

Net income	$5,753	$5,289	$13,064	$13,153

Basic net income per share	$0.36	$0.31	$0.79	$0.75

Diluted net income per share	$0.35	$0.29	$0.76	$0.71

Shares used for computation (in thousands):
Basic	16,011	17,324	16,563	17,550
Diluted	16,673	18,433	17,278	18,597

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year ended
	December 31,	January 1,
	2006	2006
Operating activities:
Net income	$13,064	$13,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,868	1,717
Loss on disposal of fixed assets	5	11
Stock-based compensation	4,434	342
Deferred income taxes	2,654	5,872
Tax benefit from exercise of stock options	2,739	1,190
Excess tax benefit from exercise of stock options	(172)	—
Changes in assets and liabilities:
Receivables, net	236	(849)
Inventories	(2,852)	(1,850)
Prepaid expenses and other assets	88	(41)
Accounts payable	16,468	12,382
Accrued liabilities	2,194	(452)
Deferred rent	(208)	(203)

Net cash provided by operating activities	40,518	31,272

Investing activities:
Purchases of property and equipment	(1,908)	(1,072)
Proceeds from the sale of property and equipment	1	8
Purchases of marketable securities	(75,030)	(156,870)
Proceeds from the maturity of marketable securities	98,000	156,000
Transfers of restricted cash	2	(119)

Net cash provided by (used in) investing activities	21,065	(2,053)

Financing activities:
Repurchase of common stock	(57,387)	(17,372)
Proceeds from stock option exercises	2,251	575
Excess tax benefit from exercise of stock options	172	—

Net cash used in financing activities	(54,964)	(16,797)

Net increase in cash and cash equivalents	6,619	12,422

Cash and cash equivalents, beginning of period	71,921	59,499

Cash and cash equivalents, end of period	$78,540	$71,921